Conflict Minerals Report of Quaker Chemical Corporation for the period of January 1, 2024 to December 31, 2024
1. Introduction
This Conflict Minerals Report describes the due diligence process of Quaker Chemical Corporation, doing business as Quaker Houghton, and its subsidiaries and affiliates listed on Exhibit 21 of its 10-K filed with Securities and Exchange Commission (the “Company,” and “Quaker Houghton”), in accordance with the requirements of Rule 13p-1 of the Securities Exchange Act or 1934, as amended. This report combines the activities of Quaker Houghton and its subsidiaries, including SIFCO Applied Surface Concepts, LLC (“SIFCO”). In previous Conflict Minerals Reports, SIFCO’s activities were reported separately.
2. Overview
Quaker Houghton was organized in 1918, incorporated as a Pennsylvania business corporation in 1930, and in August 2019 completed a combination with Houghton International Inc. (“Houghton”) to form Quaker Houghton. Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, the Company’s customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Quaker Houghton develops, produces, and markets a broad range of formulated specialty chemical products and offers chemical management services for various heavy industrial and manufacturing applications throughout its three segments: Americas; Europe, Middle East, and Africa; and Asia-Pacific.
The major product lines of Quaker Houghton include metal removal fluids, cleaning fluids, corrosion inhibitors, metal drawing and forming fluids, die cast mold releases, heat treatment and quenchants, metal forging fluids, hydraulic fluids, specialty greases, offshore sub-sea energy control fluids, rolling lubricants, rod and wire drawing fluids, and surface treatment chemicals. Certain of Quaker Houghton’s products include tin, tungsten and gold which are necessary to the functionality or production of these products. Tin, tantalum, tungsten, and gold are referred to collectively as “3TG.” Covered Countries refers to the Democratic Republic of the Congo (“DRC”) or an adjoining country, i.e., a country that shares an internationally recognized border with the DRC.
3. Reasonable Country of Origin and Due Diligence
To implement a reasonable country of origin inquiry (“RCOI”) for the 3TG supplied to Quaker Houghton, the Company conducted an internal analysis of its products and components to identify those that contain tin, tungsten, tantalum or gold. Quaker Houghton’s analysis identified approximately 27 products that contain tin, tungsten, or gold, some of which is sourced from recycled scrap.1 Quaker Houghton did not identify any products that contain tantalum. Quaker Houghton reviewed and evaluated information provided by its tin, tungsten, or gold suppliers and prepared a Conflict Minerals Reporting Template (“CMRT”) in accordance with the instructions provided by the Responsible Minerals Initiative (“RMI”).

Quaker Houghton’s due diligence process is based on the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying supplements (the “OECD Framework”), which is an internationally recognized due diligence framework. Quaker Houghton has adopted a Conflict Minerals Policy Statement that expresses the Company’s commitment to the responsible sourcing of 3TG minerals necessary for the production and functionality of its products. The Company’s Conflict Minerals Policy Statement is publicly available on the Company’s website at: https://investors.quakerhoughton.com/corporate-governance. Quaker Houghton has a Supplier Code of Conduct, which is based on the UN Global Compact Initiative and the global chemical Responsible Care program, and is available on the Company’s website (https://home.quakerhoughton.com/supplier-code-of-conduct/). Quaker Houghton’s Supplier Code of Conduct requires suppliers to abide by all applicable laws and regulations related to
1 Certain of Quaker Houghton’s products may include organotin compounds. It is our understanding that organotin compounds are not considered metals or alloy derivatives within the scope of Rule 13p-1 under the Securities Exchange Act (17 C.F.R. § 240.13p-1.). Therefore, we have not reported smelters of organotins.

conflict minerals. In addition, Quaker Houghton requests certain relevant suppliers to provide the following information annually: smelter source information; conflict minerals policy statements; and any other due diligence documentation.
4. Smelters
Quaker Houghton compared the tin, tungsten, and gold smelters identified in its supply chain to the facilities identified by the RMI Responsible Minerals Assurance Process (“RMAP”) as conformant.2 The RMAP assesses facilities’ systems and processes for traceability of ore and demonstration of conflict-free sourcing. The RMAP uses an independent third-party assessment of smelter management systems and sourcing practices to validate conformance with RMAP standards. The RMAP standards are developed to meet the requirements of the OECD Due Diliggence Guidance. Information on the RMAP process can be found at: http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/
A list of conformant smelters is published and maintained on RMI’s website: RMI Active and Conformant Facilities List.
Smelters
Based on the CMRTs provided to Quaker Houghton, it identified the following smelters as the source of its tin, tungsten, and gold. A few of the smelters identified have a reassessment in progress. As indicated by an asterisk (*), a few smelters are due for a reassessment but do not currently have a reassessment in progress. We are unable to determine whether the smelter used by one supplier of tungsten is conformant since the smelter ID was not provided. We have identified the status of this smelter in our chart below as “unknown”. As indicated below, all other smelters identified on CMRTs provided to the Company by its suppliers of 3TG were conformant.

Metal	Official Smelter Name	Smelter ID	Conformant Smelter [3]	Smelter Location
Tin	Aurubis Beerse	CID002773	Yes	BELGIUM
Tin	Dowa	CID000402	Yes	JAPAN
Tin	Mitsubishi Materials Corporation	CID001191	Yes	JAPAN
Tin	Thaisarco	CID001898	Yes	THAILAND
Tin	PT Refined Bangka Tin	CID001460	Yes	INDONESIA
Tin	PT Menara Cipta Mulia	CID002835	Yes	INDONESIA
Tin	PT Timah Tbk Mentok	CID001482	Yes	INDONESIA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CID002180	Yes	CHINA
Tin	PT Timah Tbk Kundur	CID001477	Yes	INDONESIA
Tin	PT Babel Inti Perkasa	CID001402	Yes	INDONESIA
Tin	Minsur	CID001182	Yes	PERU
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Yes	MALAYSIA
Tin	Mineracao Taboca S.A.	CID001173	Yes	BRAZIL
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Yes	BRAZIL
2 A Quaker Houghton supplier provided a CMRT but noted that despite its due diligence efforts it was unable to identify the smelters within its supply chain. As a result, Quaker Houghton was unable to assess whether the smelters used by this supplier are conformant.
3 Conformant refers to facilities that are listed by RMI as of May 2025 as conformant with RMAP protocols or certified or accredited by a similar independent assessment program cross-recognized by RMAP. Smelters identified as nonconformant may have been conformant during the reporting period, but there is insufficient information to confirm their status during the reporting period.

Tin	PT Mitra Stania Prima	CID001453	Yes	INDONESIA
Tin	PT Babel Surya Alam Lestari*	CID001406	Yes	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Yes	INDONESIA
Tin	Operaciones Metalurgicas S.A.	CID001337	Yes	BOLIVIA (PLURINATIONAL STATE OF)
Tin	EM Vinto	CID000438	Yes	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Tin Technology & Refining	CID003325	Yes	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	Yes	CHINA
Tin	PT Cipta Persada Mulia	CID002696	Yes	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	CID003868	Yes	INDONESIA
Tin	Fenix Metals	CID00468	Yes	POLAND
Tin	PT Artha Cipta Langgeng	CID001399	Yes	INDONESIA
Tin	PT Prima Timah Utama	CID001458	Yes	INDONESIA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	Yes	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	Yes	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Yes	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Yes	CHINA
Tungsten	Treibacher Industrie AG	Not Listed	Unknown	AUSTRIA
Gold	Metalor USA Refining Corporation	CID001157	Yes	UNITED STATES OF AMERICA
5. Steps to Improve Due Diligence
Quaker Houghton will continue to conduct supplier diligence regarding 3TG and will monitor its products and components to identify new products or components that may include any 3TG. Quaker Houghton will continue to monitor its supply chains to identify any new suppliers and to bring such suppliers within the scope of its conflict minerals programs. Quaker Houghton will maintain open lines of communication with its suppliers, so they are notified promptly if there are any changes in the source of the 3TG supplied to Quaker Houghton.
Forward-Looking Statements

This Conflict Minerals Report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to enhance its efforts to obtain from its suppliers complete, correct, and trustworthy information regarding the sources of the conflict minerals used in the Company’s products. These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives remain effective as a source of external guidance and support to us in the conflict minerals compliance process. Forward-looking statements are based on management’s current views, beliefs and expectations of future events based on certain assumptions.

Forward-looking statements are not guarantees of future performance. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.